UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 23, 2020

SONIC AUTOMOTIVE, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction

of incorporation)

1-13395	56-2010790
(Commission File Number)	(IRS Employer Identification No.)

4401 Colwick Road Charlotte, North Carolina	28211
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (704) 566-2400

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, par value $0.01 per share	SAH	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On June 23, 2020, Sonic Automotive, Inc. (the “Company”) entered into a credit agreement, dated as of June 23, 2020, with Ally Bank (Ally Capital in Hawaii, Mississippi, Montana and New Jersey) (“Ally”), as lender (the “Mortgage Facility”). The Mortgage Facility matures on June 22, 2021.

The Mortgage Facility has a borrowing limit of $69,000,000. The Mortgage Facility is available for general corporate purposes and to pay fees and expenses incurred in connection with the Mortgage Facility. The amount available for borrowing under the Mortgage Facility is a function of the Margined Collateral Value (as defined in the Mortgage Facility) of the real estate acting as collateral for the Mortgage Facility. The Margined Collateral Value is calculated based on 75% or 85% (depending on the nature of the specific tract of real estate) of the appraisal value of certain eligible real estate designated by the Company, owned by certain of the Company’s subsidiaries, and acting as collateral for the Mortgage Facility. Amounts outstanding under the Mortgage Facility bear interest at a rate equal to 3.85% above the 1-M LIBOR Index Rate (as defined in the Mortgage Facility), subject to alternate rates as provided in the Mortgage Facility. In addition, there are fees payable by the Company equal to (i) 0.25% multiplied by the Loan Cap (defined as the difference between $69,000,000 and the Margined Collateral Value at the time of measurement); and (ii) 0.25% of the average unused portion of the Mortgage Facility.

In connection with the Mortgage Facility, certain of the Company’s domestic subsidiaries entered into various security agreements granting Ally a lien upon the properties acting as collateral for the Mortgage Facility. Certain of the Company’s domestic subsidiaries also guarantee the Company’s obligations under the Mortgage Facility under the terms of a subsidiary guaranty agreement in favor of Ally.

The Mortgage Facility contains usual and customary representations and warranties, and usual and customary affirmative and negative covenants, including covenants which could restrict or prohibit indebtedness, liens, payment of dividends and other restricted payments, capital expenditures and material dispositions and acquisitions of assets, as well as other usual and customary covenants and default provisions. Financial covenants include required specified ratios (as each is defined in the Mortgage Facility) of:

Covenant
Consolidated Liquidity Ratio	Consolidated Fixed Charge Coverage Ratio	Consolidated Total Lease Adjusted Leverage Ratio
Not less than 1.05 to 1.00	Not less than 1.20 to 1.00	Not more than 5.75 to 1.00

The Mortgage Facility contains usual and customary events of default, including cross defaults to other material indebtedness, change of control events and events of default customary for syndicated commercial credit facilities. Upon the occurrence of an Event of Default (as defined in the Mortgage Facility), the Company could be required to immediately repay all outstanding amounts under the Mortgage Facility.

The foregoing summary of certain terms of the Mortgage Facility and the various ancillary agreements entered into in connection with the Mortgage Facility does not purport to be complete and is qualified in its entirety by reference to the complete text of such agreement or agreements, copies of which will be filed as exhibits to the Company’s Quarterly Report on Form 10-Q for the quarter ending June 30, 2020.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 is incorporated by reference into this Item 2.03.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SONIC AUTOMOTIVE, INC.

June 26, 2020	By:	/s/ STEPHEN K. COSS
Stephen K. Coss
Senior Vice President and General Counsel